Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

dated as of July 25, 2007

between

Tucows (Delaware) Inc.

and

the Stockholders listed on the signature page hereto

relating to the purchase and sale

of

100% of the Common Stock

of

Innerwise, Inc.

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of July 25, 2007 (the “Agreement”), between Tucows (Delaware) Inc., a Delaware corporation (“Buyer”), and the Persons listed on the signature page hereto (each a “Seller” and, collectively, the “Sellers”).

WHEREAS, Sellers are the record and beneficial owners of all of the issued and outstanding shares of Common Stock, no par value (the “Shares”), of Innerwise, Inc., an Illinois corporation (the “Acquired Company”), which is the only outstanding class of Capital Stock of the Acquired Company; and

WHEREAS, Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

“Actual Net Revenue Amount” means the aggregate amount due and owing to the Acquired Company or its designee from its Search Partner for all revenue, net of a pro-rated amount for registry and ICANN fees, associated with the Retained Domains included in the Domain Name Portfolio during the Measurement Period, as determined in accordance with GAAP.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Aggregate Purchase Price” means the sum of (a) the Closing Payment, plus (b) the Initial Escrow Deposit, plus (c) the Free Cash Estimate (if it is a positive amount), minus (d) any amounts held back pursuant to Section 2.3(c) as a result of the Actual Net Revenue Amount being less than the Target Net Revenue Amount.

“Assets” means all of the assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Balance Sheet, used or held for use by the Acquired Company.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Philadelphia, Pennsylvania are authorized or required by Law to close.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

“Cash” means all cash and cash equivalents held by or for the account of the Company, determined in accordance with GAAP.  For the avoidance of doubt, (a) Cash shall be calculated net of issued but uncleared checks and drafts, (b) Cash shall include checks and drafts received by the Company as of the Closing but not yet deposited and (c) in determining the amount of Cash as of the Closing Date, all Cash that is in a currency other than the United States Dollar shall be converted into the United States Dollar at the prevailing exchange rate between the respective currencies as set forth in the Eastern Edition of The Wall Street Journal on the Closing Date.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Closing Date Balance Sheet” means a balance sheet of the Acquired Company as of the Closing Date prepared in accordance with GAAP applied on a basis consistent with its application in the preparation of the Balance Sheet.

“Closing Free Cash Amount” is defined in Section 2.4.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

“Damages” means any and all losses, damages, Liabilities, claims (including Third Party Claims), charges, interest, penalties, Taxes, costs and expenses (including legal, accounting and other professional fees, costs of investigation and fees and costs incurred in enforcing rights under Article VIII) but excluding all diminution in value and related consequential, punitive or exemplary damages (other than any diminution in value and related consequential, punitive or exemplary damages claimed or alleged by a third party in connection with a Third Party Claim).

“Domain Name Portfolio” means all of the Retained Domains acquired by the Acquired Company or its designee.

“Eligible Domains” means all of the Domain Names that have expired from the period beginning on the Closing Date and ending on the first year anniversary of the Closing Date and those Domain Names for which the registrant requests early deletion from the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Acquired Company, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, by and among Buyer, Sellers’ Representative and Escrow Agent.

“Escrow Period” means the period of time beginning on the Closing Date and extending for thirteen months thereafter.

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired and is not subject to further review or modification, (b) a closing agreement entered into under Section 7121 of the Code or any other settlement or other agreement entered into in connection with an administrative or judicial proceeding, (c) execution of an Internal Revenue Service Form 870-AD, or (d) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Free Cash” means (a) the Cash of the Acquired Company as of the Closing Date plus (b) Prepaid Registry Balances of the Acquired Company as of the Closing Date plus (c) accounts receivable net of any bad debt reserve of the Acquired Company as of the Closing Date plus or minus (d) proratable items such as prepaid rent, prepaid insurance, snap names, expired domain names and similar items plus (e) all other current assets of the Acquired Company under GAAP (except for purposes of this clause (e) all prepaid expenses related to the deferred revenue or unearned revenue set forth in clause (f) shall not be taken into effect and shall not be part of this calculation) and not previously counted in clauses (a) through (d) above minus (f) all current liabilities of the Acquired Company under GAAP (except for purposes of this clause (f) all deferred revenue and unearned revenue shall not be taken into effect and shall not be part of this calculation) as of the Closing Date (without double counting any item in clause (d) above, including without limitation accounts payable, customer deposits and deferred income taxes, minus (g) $200,000.00.

“Free Cash Estimate” means Sellers’ good faith estimate of Free Cash as of the Closing Date, which shall be set forth in writing and delivered to Buyer within three business days prior to Closing and shall contain (i) an itemized breakdown of each component of Free Cash, (ii) the Sellers’ calculation of Free Cash based on such components and (iii) a Closing Date Balance Sheet.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“ICANN” means the Internet Corporation for Assigned Names and Numbers.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, except trade accounts payable, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Knowledge” of Sellers or any similar phrase means, with respect to any fact or matter, the actual knowledge of the individuals set forth on Schedule I, together with such knowledge that such persons could be expected to discover after due investigation concerning the existence of the fact or matter in question.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

“Material Adverse Effect” shall mean, when used in connection with the Acquired Company, any change, effect, event, occurrence, or development that is materially adverse to the Acquired Company, its business, assets, results of operations, or condition (financial or otherwise), taken as a whole, other than any change, effect, event, or occurrence after the date of this Agreement relating to or arising out of (a) the economy or securities markets in general, (b) the Sellers’ compliance with the terms and conditions of this Agreement or the transactions contemplated hereby, (c) the Acquired Company’s industry generally, or (d) acts of terrorism, war or God.

“Measurement Date” means the date that is one year from the Closing Date.

“Measurement Period” means the period beginning on the Measurement Date and ending on the thirtieth day after the Measurement Date.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permitted Liens” means (a) Liens for current real or personal property taxes not yet due and payable and with respect to which the Acquired Company maintains adequate reserves and (b) Liens that are immaterial in character, amount, and extent and which do not detract from the value or materially interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Pre-Closing Tax Period” means any taxable period or portion thereof that is not a Post-Closing Tax Period.  For the avoidance of doubt, for purposes of this Agreement, any Tax (including transfer taxes) resulting from the transactions contemplated by this Agreement is attributable to the Pre-Closing Tax Period.

“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date.  If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Tax Period.  In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall in the case of any Taxes, other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.  In the case of all other Taxes arising in a taxable period of the Company that includes, but does not end on, the Closing Date the allocation of such Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

“Prepaid Registry Balance” means deposits held by registries as a prepayment for future domain name registrations.

“Registrar Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, the Acquired Company.

“Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which any party is or was a member.

“Retained Domain” means an Eligible Domain that exceeds the Per Day Testing Period Net Revenue during the Testing Period and is deemed a “Retained Domain” in accordance with Section 6.7 hereof.

“Search Partner” means, at any point in time, Buyer’s current supplier of paid search results.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Target Per Day Testing Period Net Revenue” means $0.035.

“Target Net Revenue Amount” means $35,000.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of another Person.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Testing Period” means the period of time during which each Eligible Domain is evaluated for inclusion in the Domain Name Portfolio in accordance with Section 6.7(c) hereof.  The Testing Period for each Eligible Domain shall be a period of thirty (30) days commencing on the day after the expiry or request for deletion of such Eligible Domain.

“Testing Period Net Revenue” means, for each Eligible Domain, the amount due and owing to the Acquired Company or its designee from its Search Partner for all revenue, net of a pro-rated amount for registry and ICANN fees, associated with the Eligible Domain during the Testing Period.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“$” means United States dollars.

1.2           Other Defined Terms.  The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Acquired Company	Recitals
Acquired Company Benefit Plans	3.17(a)
Acquired Company Employees	6.4(a)
Acquired Company Intellectual Property	3.13(f)
Acquired Company Owned Intellectual Property	3.13(c)
Acquired Company Owned Software	3.13(n)(i)
Acquired Company Registered Items	3.13(g)
Acquisition	2.1
Action	3.16(a)
Agreement	Preamble
Applicable Survival Period	8.1(d)
Audited Financial Statements	6.6
Auditor	6.6
Balance Sheet	3.6
Balance Sheet Date	3.6
Buyer	Preamble

Buyer Indemnitees	8.2(a)
Closing	2.2
Closing Date	2.2
Closing Free Cash Amount	2.4(a)
Closing Free Cash Statement	2.4(a)
Closing Payment	2.3(a)
Consents	3.5(a)
Consulting Agreement	7.1(b)
Containment	3.13(n)(v)
Copyrights	3.13(a)
Disabling Code	3.13(n)(v)
Domain Names	3.13(a)
Enforceability Exceptions	3.4
Escrow Agreement	2.3(a)
Escrow Funds	2.3(a)
Financial Statements	3.6
Fundamental Representations and Warranties	8.1(b)
GAAP	2.4(a)
In-Bound Licenses	3.13(d)
Indemnification Threshold	8.2(b)
Independent Expert	2.4(c)
Initial Escrow Deposit	2.3(a)
Intellectual Property	3.13(a)
Intellectual Property Rights	3.13(a)
IP Representations and Warranties	8.1(b)
IRS	3.17(a)
Lease	3.12
Leased Personal Property	3.11(c)
Liabilities	3.7
Marks	3.16(a)
Material Contracts	3.15(b)
Measurement Period Revenue Report	6.8(c)
Minor Contracts	3.15(e)
Free Cash Excess	2.5(a)

Monthly Actual Revenue Report	6.8(b)
Net Revenue Auditor	6.8(c)
Network Merchants	6.4(a)
NOLs	3.8(j)
Noncompetition Period	5.2(a)
Nondisclosure Agreements	3.16(j)
Notice of Claim	8.4(a)
Notice of Objection	2.4(b)
Out-Bound Licenses	3.13(e)
Patents	3.13(a)
Policies	3.18(a)
Pre-Closing Period	6.2(a)
Pro Rata Share	2.5(a)
Proprietary Information	3.13(a)
Public Software	3.13(n)(vi)
Removal Notice	8.4(e)
Restricted Business	5.2(a)
Review Period	2.4(b)
Secondary Representations and Warranties	8.1(b)
Seller Indemnitees	8.3(a)
Seller Party	6.2(e)(ii)
Seller Warranty Damages	8.3(b)
Sellers	Preamble
Sellers’ Representative	8.10(a)
Shares	Recital
Software	3.13(a)
S-X Financial Statements	6.6
Testing Period Revenue Report	6.8(a)
Third Party Claim	8.4(a)
Third Party Defense	8.4(b)
Unaudited Financial Statements	6.6
Verisign LC	3.7
Work Product Agreements	3.13(k)

ARTICLE II

PURCHASE AND SALE

2.1           Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares free and clear of all Liens.  The aggregate consideration for the shares shall be paid as provided in Section 2.3 and shall be subject to adjustment as provided in Section 2.5.  The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition”.

2.2           Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, at 10:00 a.m. on the date hereof.  The date upon which the Closing occurs is herein referred to as the “Closing Date.”

2.3           Transactions to be Effected at the Closing.

(a)           At the Closing, Buyer shall pay in cash an aggregate amount equal to: (i) $10,350,000 minus the amount of the Free Cash Estimate (if it is a negative amount) (the “Closing Payment”) by wire transfer to one or more accounts of such Sellers, as designated in writing by each Seller to Buyer no later than three Business Days prior to the Closing Date, (ii) the amount of the Free Cash Estimate (if it is a positive amount) by wire transfer to one or more accounts of such Sellers, as designated in writing by each Seller to Buyer and (iii) $1,050,000 (the “Initial Escrow Deposit”) to JP Morgan Chase, N.A. as escrow agent (the “Escrow Agent”) pursuant to the Escrow Agreement (the Initial Escrow Deposit, together with any additional funds that may be placed into the escrow account from time to time, shall be the “Escrow Funds”), which Escrow Funds shall be released in accordance with the terms and conditions of the Escrow Agreement.

(b)           At the Closing, Sellers’ Representative and Buyer shall enter into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Funds (i) pending evaluating the Actual Net Revenue Amount of the Domain Name Portfolio as set forth in Section 2.3(c) below and (ii) as a source of recovery for any indemnification claims against Sellers under Article VIII.

(c)           The Escrow Agreement will provide for payment of the Escrow Funds to the Sellers at the end of the Escrow Period upon joint written instructions of Buyer and Sellers’ Representative, net of any reductions for pending or resolved indemnification claims against Sellers under Article VIII, to be adjusted as follows: for each dollar that the Actual Net Revenue Amount is less than the Target Net Revenue Amount, the Escrow Agent will, upon joint written direction from Buyer and Sellers’ Representative, holdback $75 from the Escrow Funds, which holdback amount will be released to Buyer.  Notwithstanding the foregoing, in no event shall Sellers be liable or responsible to pay Buyer an amount in excess of $1,050,000 as a result of the foregoing calculation.  The parties hereto acknowledge and agree that the Sellers do not make any representation, warranty, indemnity or guarantee of attaining any particular level of Actual Net Revenue Amount.

(d)           At the Closing, Sellers shall deliver to Buyer (i) certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, (ii) all other documents and instruments reasonably necessary to vest in Buyer all of Sellers’ right, title and interest in and to the Shares, free and clear of all Liens, and (iii) all other documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement.

(e)           At the Closing, Buyer shall deliver to Sellers all other documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

2.4           Closing Free Cash Adjustment.

(a)           No more than 60 days following the Closing Date, Buyer will prepare, or cause to be prepared, at Buyer’s expense, and deliver to the Sellers’ Representative an unaudited statement (the “Closing Free Cash Statement”), which shall set forth Buyer’s calculation of Free Cash as of the Closing Date (the “Closing Free Cash Amount”).  The Closing Free Cash Statement shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with its application in the preparation of the Balance Sheet.

(b)           Upon receipt from Buyer, Sellers’ Representative shall have 15 days to review the Closing Free Cash Statement (the “Review Period”).  If the Sellers’ Representative disagrees with Buyer’s computation of the Closing Free Cash Amount, the Sellers’ Representative may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “Notice of Objection”), which sets forth its objections to Buyer’s calculation of the Closing Free Cash Amount; provided, however, that the Notice of Objection shall include only objections based on (i) non-compliance with the standards set forth in Section 2.4(a) for the preparation of the Closing Free Cash Statement and (ii) mathematical errors in the computation of the Closing Free Cash Amount.

(c)           Unless Sellers’ Representative delivers the Notice of Objection to Buyer within the Review Period, Sellers’ Representative shall be deemed to have accepted Buyer’s calculation of the Closing Free Cash Amount and the Closing Free Cash Statement shall be final, conclusive and binding.  If Sellers’ Representative delivers the Notice of Objection to Buyer within the Review Period, Buyer and Sellers’ Representative shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the Closing Free Cash Amount.  If, at the end of such period or any mutually agreed extension thereof, Buyer and Sellers’ Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to Grant Thornton LLP (or, if such firm shall decline or is unable to act, or has a conflict of interest with Buyer or Seller’s Representative or any of their respective Affiliates) another nationally recognized independent accounting firm mutually acceptable to Buyer and Sellers’ Representative (the “Independent Expert”).  The parties shall instruct the Independent Expert promptly to review this Section 2.4 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Free Cash Amount set forth in the Closing Free Cash Statement requires adjustment.  The Independent Expert shall base its determination solely on written submissions by Buyer and Sellers’ Representative and not on an independent review.  Buyer and Sellers’ Representative shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert.  The parties shall request that the Independent Expert deliver to Buyer and Sellers’ Representative, as promptly as practicable but in no event later than 45 days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of the Closing Free Cash Amount; provided, however, that in no event shall the Closing Free Cash Amount as determined by the Independent Expert be less than Buyer’s calculation of the Closing Free Cash Amount set forth in the Closing Free Cash Statement nor more than Sellers’ Representative’s calculation of the Closing Free Cash Amount set forth in the Notice of Objection.  The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated equally between the Buyer, on the one hand, and the Sellers, on the other hand.  Each party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

2.5           Adjustment of Closing Payment.

(a)           The Closing Payment shall be increased dollar-for-dollar by the amount that the Closing Free Cash Amount, as finally determined pursuant to Section 2.4 above, exceeds the Free Cash Estimate (the “Free Cash Excess”).  Buyer shall pay any Free Cash Excess to the Sellers, in accordance with each Seller’s pro rata ownership interest as set forth on Schedule 3.2 (as to each Seller, a “Pro Rata Share”)

(b)           The amount of the Free Cash Estimate shall be decreased dollar-for-dollar by the amount that the Closing Free Cash Amount, as finally determined pursuant to Section 2.4 above, is less than the Free Cash Estimate (the “Net Cash Shortfall”).  Sellers shall promptly pay any Net Cash Shortfall to the Buyer.

(c)           Payments required under clauses (a) and (b) above shall be made within three Business Days after the Closing Free Cash Amount has been finally determined pursuant to Section 2.4 by wire transfer of immediately available funds from the party owing the funds to the party owed the funds.

(d)           Any rights accruing to a party under this Section 2.5 shall be in addition to and independent of the rights to indemnification under Article VIII; provided, however, that no party shall be permitted to recover the same Damages under both provisions.  Any payments made to any party under this Section 2.5 shall not be subject to the terms of Article VIII and shall be treated for tax and accounting purposes as an adjustment to the Closing Payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers represent and warrant to Buyer as of the date hereof as follows:

3.1           Organization and Good Standing.

(a)           The Acquired Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect.  Schedule 3.1(a) contains a complete and accurate list of each jurisdiction in which the Acquired Company is qualified to do business.

(b)           The Acquired Company is not in default under its Charter Documents.  The Charter Documents of the Acquired Company, in the forms previously delivered to the Buyer, are the Charter Documents of the Acquired Company as in effect on the date of this Agreement.

3.2           Capitalization.

(a)           The authorized Capital Stock of the Acquired Company consists of 5,000 shares of Common Stock, no par value per share.  There are 2,500 shares of Common Stock of the Acquired Company issued and outstanding and all of the Shares are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by Sellers, free and clear of all Liens, as follows: James McKenzie (1,113 Shares); Theodore Cucci (937 Shares); Steven Forte (357 Shares); and Jennifer Larsen (93 Shares). Upon transfer of the Shares to Buyer in accordance with the terms of Article II and, assuming the accuracy of Buyer’s representations and warranties in Article IV, Buyer will receive valid title to the Shares, free and clear of all Liens.

(b)           All of the Shares were issued in compliance with applicable securities Laws.  None of the Shares was issued in violation of any Contract to which Sellers or the Acquired Company is a party or is subject or in violation of any preemptive or similar rights of any Person.

(c)           Other than the Shares, the Acquired Company does not have outstanding any Equity Securities or any other securities. The Acquired Company is not a party or subject to any Contract obligating the Company to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Acquired

Company. The Acquired Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(d)           The Acquired Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(e)           Neither Sellers nor the Acquired Company is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.

(f)            None of the Sellers have granted any options or other similar rights with respect to the Shares.

(g)           There are no obligations, contingent or otherwise, of the Acquired Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.3           Subsidiaries of the Acquired Company.  The Acquired Company does not have any Subsidiaries.

3.4           Authority and Enforceability.

(a)           Sellers and the Acquired Company have the requisite power and authority to enter into this Agreement and to consummate the Acquisition.  This Agreement has been duly executed and delivered by Sellers and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of Sellers, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

(b)           Sellers own a majority of the outstanding Capital Stock of Network Merchants, Inc, an Illinois corporation (“Network Merchants”) and have all necessary power and authority to compel performance by Network Merchants in accordance with the terms of this Agreement.

3.5           No Conflicts; Authorizations.

(a)           The execution and delivery of this Agreement by Sellers does not, and the performance by each Seller of its obligations hereunder and the consummation by Sellers of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of the Acquired Company, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which Sellers or the Acquired Company is a party, (B) of which Sellers or the Acquired Company is a beneficiary or (C) by which Sellers or the Acquired Company or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Sellers or the Acquired Company, or give any Governmental Entity or other Person (including ICANN) the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Sellers or the Acquired Company.  Schedule 3.5(a) sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which the Acquired Company is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Acquired Company thereunder.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to Sellers or the Acquired Company in connection with the execution and delivery of this Agreement and the consummation of the Acquisition.

3.6           Financial Statements.

(a)           True and complete copies of the Acquired Company’s unaudited financial statements consisting of the balance sheets of the Company as at December 31, 2006, March 31, 2007 and June 30, 2007 and the related statements of income and retained earnings for the yearly and quarterly periods then ended (the “Financial Statements”), were previously delivered to Buyer.

(b)           The Financial Statements are true, complete and correct and are based on the books and records of the Acquired Company.  The Financial Statements fairly present in all material respects the financial condition of the Acquired Company as of the respective dates they were prepared and the results of the operations of the Acquired Company for the periods indicated (subject, in the case of the Balance Sheet, to normal year-end adjustment and the absence of footnotes). The balance sheet of the Acquired Company as of June 30, 2007 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(c)           The Acquired Company maintains a system of proper and adequate internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to maintain accountability for the Assets of the Acquired Company, (iii) access to the Assets of the Acquired Company is permitted only in accordance with management’s or Sellers’ general or specific authorization, (iv) the reporting of the Assets is compared with existing assets at regular intervals and (v) accounts receivable and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  The Acquired Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Acquired Company.

3.7           No Undisclosed Liabilities.  The Acquired Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount and (c) the letter of credit in favor of Verisign (the “Verisign LC”), guaranteed by Jim McKenzie, which will be terminated, and such associated guarantee released, on or prior to the Closing Date.

3.8           Taxes.

(a)           All Tax Returns required to have been filed by or with respect to the Acquired Company have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon.  All Taxes owed by the Acquired Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid).  The Acquired Company have adequately provided for, in their books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.

(b)           There is no action or audit currently proposed, pending against, or to the Sellers’ Knowledge, threatened against, or with respect to, the Acquired Company in respect of any Taxes.  The Acquired Company is not the beneficiary of any extension of time within which to file any Tax Return, nor has the Acquired Company made (or had made on its behalf) any requests for such extensions.  No claim has ever been made by an authority in a jurisdiction where the Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that it must file Tax Returns.  There are no Liens on any of the stock or assets of the Acquired Company with respect to Taxes.

(c)           The Acquired Company has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)           There is no dispute or claim concerning any liability for Taxes with respect to the Acquired Company for which notice has been provided, or which is asserted or, to the Sellers’ Knowledge, threatened, or which is otherwise known to Sellers.  No issues have been raised in any Taxes examination with respect to the Acquired Company which, by application of similar principles, could be expected to result in liability for Taxes for any period not so examined. Schedule 3.8(d) (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Acquired Company for taxable periods ended on or after January 1, 2000, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit.  Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Acquired Company since January 1, 2000.  The Acquired Company has not waived (nor is it subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)           The Acquired Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)            The Acquired Company is not a party to any Tax allocation or sharing agreement and it does not have any liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law) with respect to any Relevant Group of which the Acquired Company currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise.  The Acquired Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(g)           The Acquired Company has not agreed to make, and is not required to make by virtue of the transactions contemplated by this Agreement or otherwise, any adjustment under Section 481(a) of the Code, and no Governmental Entity has proposed any such adjustment or change in accounting method.  Any adjustment of Taxes of the Acquired Company made by the IRS or comparable taxing authority, which adjustment is required to be reported to the appropriate Governmental Entities, has been so reported.  The Acquired Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of any Law, and the Acquired Company is not subject to a private letter ruling of the IRS or comparable rulings of other taxing authorities.

(h)           The Acquired Company will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued (for purposes of the Financial Statements of the Acquired Company) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Closing Date, (B) a prepaid amount received on or prior to the Closing Date, (C) the installment method of accounting, (D) a change in accounting method or (D) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for Taxes on the Financial Statements of the Acquired Company.

(i)            The Acquired Company has not entered into any transaction that is either a “listed transaction” or that the Acquired Company or Sellers believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. § 1.6011-4, as modified by applicable published IRS guidance).

(j)            The amounts of the net operating loss carryforwards (the “NOLs”) and tax credit carryforwards of the Acquired Company as of the Closing Date are set forth on the Acquired Company’s Tax Returns previously furnished to Buyer.  Except as set forth thereon and except as may result from the transactions contemplated hereby, such tax attributes are not subject to any limitation under Sections 382 or 384 of the Code, and there is no claim, audit or action, now pending or, to the Sellers’ Knowledge, threatened against the Acquired Company with respect to or in limitation of such tax attributes as of the Closing Date, including any limitations under Sections 382 or 384 of the Code (other than limitations incurred in connection with transactions effected pursuant to this Agreement).

3.9           Compliance with Law.  The Acquired Company has complied in all material respects with each, and is not in violation in any material respect of, any applicable Law to which the Acquired Company or its business, operations, assets or properties is or has been subject.  No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may reasonably be expected to result in a violation of, conflict with or failure on the part of the Acquired Company to comply with, any Law.  The Acquired Company has not received notice regarding any violation of, conflict with, or failure to comply with, any Law.

3.10         Authorizations.  The Acquired Company owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by the Acquired Company in the conduct of its business free and clear of all Liens, except for Permitted Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.  All Authorizations are listed in Schedule 3.10(a).

3.11         Title to Personal Properties.

(a)           Schedule 3.11(a) sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by the Acquired Company as of the date of this Agreement, with a current fair market value in excess of $5,000, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

(b)           With respect to personal properties and assets that are owned including all properties and assets reflected as owned on the Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), the Acquired Company has good and valid title to all of such properties and assets, free and clear of all Liens except for Permitted Liens.

(c)           With respect to personal properties and assets that are leased (“Leased Personal Property”), the Acquired Company has a valid leasehold interest in such Leased Personal Property and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither the Acquired Company nor any other party thereto is in breach of any of the terms of any such lease.

(d)           Other than the Acquired Company, holders of Permitted Liens (solely to the extent of such Permitted Liens) and lessors of Leased Personal Property (solely to the extent of their interest in such Leased Personal Property) no Person has any interest in any equipment or other tangible assets or properties used by the Acquired Company.

3.12         Real Property.  The Acquired Company does not own any real property or interests in real property.  Every lease and sublease relating to any leased real property to which the Acquired Company was a party or by which it was bound (each, a “Lease”) has been terminated by the Acquired Company without penalty and the Acquired Company has no further rights or obligations with respect to any Lease or any leased real property.

3.13         Intellectual Property.

(a)           “Domain Names” as used in this Agreement means: domain names, used, registered by or licensed to or by the Acquired Company in all gTLD and ccTLD’s.  As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) (“Intellectual Property Rights”), including all registrations, letters of patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)           Schedule 3.13(b) identifies (by name, owner, gTLD or ccTLD,

 registrar and expiration date) all Domain Names that are owned by the Acquired Company (whether exclusively, jointly with another Person or otherwise), together with user name and password and consistent “whois” information for each Domain Name necessary to effect an efficient revision of and to each registration record.  Except as described in Schedule 3.13(b), the Acquired Company owns the entire right, title and interest to all Domain Names free and clear of all Liens and claims, except for those claims related to trademark or personal name rights.  Except as described in Schedule 3.13(b), each Domain Name was validly and legally obtained, is validly and properly registered to Acquired Company and reflects “whois” information that is accurate, correct and up-to-date and capable of transfer to Buyer or an associated company.

(c)           Schedule 3.13(c) lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property, other than Domain Names, that is owned by the Acquired Company (whether exclusively, jointly with another Person or otherwise) (together with the Domain Names, “Acquired Company Owned Intellectual Property”). Except as described in Schedule 3.13(c), the Acquired Company owns the entire right, title and interest to all Acquired Company Owned Intellectual Property free and clear of all Liens.

(d)           Schedule 3.13(d) lists all licenses, sublicenses and other Contracts (“In-Bound Licenses”) pursuant to which a third party authorizes the Acquired Company to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Acquired Company’s products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(e)           Schedule 3.13(e) lists all licenses, sublicenses and other Contracts (“Out-Bound Licenses”), including the rights granted to Acquired Company’s customers in the ordinary course of Acquired Company’s business, pursuant to which the Acquired Company authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Acquired Company Owned Intellectual Property or pursuant to which the Acquired Company grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(f)            The Acquired Company (i) exclusively owns the entire right, interest and title to all Intellectual Property that is used in or necessary for the business of the Acquired Company as it is currently conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property other than Domain Names pursuant to the terms of a valid and enforceable In-Bound License that is listed in Schedule 3.13(d) or that is either a “shrink-wrap” or similar commercially available end-user license or constitutes Public Software; each as set forth on Schedule 3.13(d). The Acquired Company Owned Intellectual Property, together with the Acquired Company’s rights under the In-Bound Licenses listed in Schedule 3.13(d) or that are “shrink-wrap” or similar commercially available end-user licenses or any Public Software (collectively, the “Acquired Company Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Acquired Company’s business as it is currently conducted and as proposed to be conducted.  Notwithstanding the foregoing, Acquired Company shall not be liable for any claims of Patent infringement of any kind or Intellectual Property claims by third parties with respect to the Domain Names.

(g)           Schedule 3.13(g) contains a list of all registration, maintenance and renewal fees and corresponding dates related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Acquired Company (“Acquired Company Registered Items”).  All registration, maintenance and renewal fees that are currently due for any Acquired Company Registered Items have been paid and all confirmation documents and certificates related to such Acquired Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Acquired Company Registered Items. All Acquired Company Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by the Acquired.  The Acquired Company does not own any Patents.

(h)           Schedule 3.13(h) identifies challenges to Acquired Company Domain Name ownership within the last eighteen months.  Within fourteen days after the Closing Date, Seller shall deliver to Buyer an updated Schedule 3.13(h) which shall identify the current status (including any applicable resolution) of any such challenges.  Except for the challenges to Acquired Company Domain Name ownership identified the Document Production, the Acquired Company is not aware of any existing or threatened challenges with respect to the validity or enforceability of any Acquired Company Intellectual Property.  Schedule 3.13(h) lists the status of any Actions before any arbitrator, court, the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world.  The Acquired Company nor has not Knowingly taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Acquired Company Intellectual Property.  Schedule 3.13(h) lists all previously held Acquired Company Registered Items that the Acquired Company has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement, together with a description of the reason for same.

(i)            Except with respect to the matters identified in Schedule 3.13(i), to the Knowledge of the Acquired Company, none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by the Acquired Company, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party.  Except with respect to the matters identified in Schedule 3.13(i), to the Knowledge of the Acquired Company, the Acquired Company, by conducting its business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party.

The Acquired Company has not received any communication alleging that the Acquired Company or any of its respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party.  No Action has been instituted, or, to the Acquired Company’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Acquired Company and none of the Acquired Company Intellectual Property is subject to any outstanding Order.  Except as set forth in Schedule 3.13(i), to the Acquired Company’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Acquired Company or has otherwise misappropriated or is otherwise misappropriating any Acquired Company Intellectual Property.

(j)            Except as listed on Schedule 3.13(j), the Acquired Company’s Proprietary Information and the documentation thereto is current, accurate and sufficient in detail and content to identify and explain such Proprietary Information in a manner that is reasonably apparent to a person without special knowledge of such Proprietary Information.  The Acquired Company has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Acquired Company that is not covered by an issued Patent.  Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Acquired Company has been pursuant to the terms of binding written confidentiality agreement between the Acquired Company and such third party (“Nondisclosure Agreements”).  True and complete copies of the Nondisclosure Agreements, and any amendments thereto, that have been entered into by Acquired Company, have been provided to Buyer. The Acquired Company is, and to the Acquired Company’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements.  The Acquired Company is in compliance with the terms regarding confidential information of all Contracts pursuant to which a third party has disclosed to, or authorized the Acquired Company to use Proprietary Information owned by such third party.  Without limiting the generality of the foregoing and except as listed on Schedule 3.13(j), the Proprietary Information of the Acquired Company (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than the Acquired Company.

(k)           Except as set forth on Schedule 3.13(k), all current and former employees, consultants and contractors of the Acquired Company have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Acquired Company (“Work Product Agreements”).  True and complete copies of the Work Product Agreements have been provided to Buyer.  No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Acquired Company Intellectual Property.

(l)            To the Knowledge of the Acquired Company, no employee, consultant or contractor of the Acquired Company has been, is or will be, by performing services for the Acquired Company, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by the Acquired Company or any services rendered by such employee, consultant or independent contractor.

(m)          True and complete copies of all Contracts pursuant to which the Acquired Company has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by the Acquired Company have been provided to Buyer.

(n)           Software.

(i)            The Software owned, or purported to be owned by the Acquired Company (collectively, the “ Acquired Company Owned Software”), was either (A) developed by employees of the Acquired Company within the scope of their employment by the Acquired Company, (B) developed by independent contractors who have assigned all of their right, title and interest therein to the Acquired Company pursuant to written agreements or (C) otherwise acquired by the Acquired Company from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein or (D) is Public Software.  None of the Acquired Company Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any person other than the Acquired Company, other than such materials obtained by the Acquired Company from other Persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms or that is Public Software.

(ii)           The Acquired Company’s existing and currently supported and marketed Software products performs, in all material respects, the functions described in any agreed specifications or end-user documentation or other information provided to customers of the Acquired Company on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by the Acquired Company in the course of providing customer support without further liability to the Acquired Company, and all of the code of such products has been developed in a manner that meets common industry practice. To the Acquired Company’s Knowledge, each of the Acquired Company’s existing and currently supported and marketed Software products is free of all viruses, worms, trojan horses and material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

(iii)          The Acquired Company have taken all actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(iv)          The Acquired Company has not exported or transmitted

Software or other material in connection with the Acquired Company’s business to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.

(v)           The Acquired Company does not know of any Acquired Company Owned Software which contains any disabling codes or instructions (a “Disabling Code”), nor any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in damage thereto.  The Acquired Company has taken reasonable steps and implemented reasonable procedures to ensure that its and their internal computer systems used in connection with the Acquired Company’s business are free from Disabling Codes and Contaminants.  The Software licensed by the Acquired Company is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases or embedded control systems of the Acquired Company (“Systems”) or that might result in damage thereto.  The Acquired Company has taken commercially reasonable steps to safeguard their respective Systems and restrict unauthorized access thereto.

(vi)          “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License.  Schedule 3.13(n) contains a description of the Public Software used by Acquired Company.

(o)           No Acquired Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer, or licensing thereof by the Acquired Company, or which may materially affect the validity, use or enforceability of such Acquired Company Intellectual Property by Buyer.

(p)           Each Acquired Company Registered Item is subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Acquired Company Registered Items have been made and all necessary documents, recordations and certificates in connection with such Acquired Company Registered Items have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Acquired Company Registered Items, except, in each case, as would not materially adversely effect such Acquired Company Registered Items.

(q)           The Acquired Company owns and has (i) good and exclusive title to each Acquired Company Registered Item free and clear of any Liens, and (ii) good and exclusive title to, or have license to each other material item of Acquired Company

Intellectual Property free and clear of any Liens, in each case excluding licenses and related restrictions.

(r)            The Acquired Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Acquired Company Intellectual Property, to any third party.

(s)           The Acquired Company Intellectual Property and the operation of the Acquired Company’s business as such business currently is conducted have not and do not infringe or misappropriate the Intellectual Property of any third party.

(t)            The Acquired Company has not received written notice from any third party that the Acquired Company Intellectual Property or any product or service of the Acquired Company, infringes or misappropriates the Intellectual Property of any third party.

(u)           To the Sellers’ Knowledge, no Person has or is infringing or misappropriating any Acquired Company Intellectual Property.

(v)           The Acquired Company has taken reasonable steps to protect its rights in its confidential information and trade secrets.

(w)          The execution and delivery of this Agreement by the Acquired Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Acquired Company’s rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

(x)            To the best of Seller’s Knowledge, the registration and use of the Domain Names and the Acquired Company Intellectual Property (i) are in compliance with all Laws and regulations of the jurisdictions in which the Acquired Company conducts business, (ii) do not violate any procedures or policies of, and were registered without fraud on or misrepresentation to, ICANN or any other applicable domain name registry or registrar, and (iii) do not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property Rights, and there has been no such claim asserted or threatened against the Acquired Company, except as set forth on Schedule 3.13(x). All domain name registration fees due for domain names scheduled to expire on or before the Effective Date have been paid.

3.14         Absence of Certain Changes or Events.  Since the Balance Sheet Date to the date of this Agreement (with respect to the representations and warranties made as of the date of this Agreement) and to the Closing Date (with respect to the representations and warranties made as of the Closing Date):

(a)           there has not been any Material Adverse Effect;

(b)           the Acquired Company has not amended or changed its Charter Documents;

(c)           the Acquired Company has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or any other security;

(d)           the Acquired Company has not split, combined or reclassified any Equity Security or other security, or issued, or authorized for issuance, any Equity Security or other security;

(e)           the Acquired Company has not altered any term of any outstanding Equity Security or other security;

(f)            except as may be required in connection with the termination of any Acquired Company employee pursuant to Section 6.4 hereof, the Acquired Company has not (i) increased or modified the compensation or benefits payable or to become payable by the Acquired Company to any of its current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Acquired Company or (iii) entered into any employment, severance or termination agreement;

(g)           other than the sale of inventory in the ordinary course of business, neither the Acquired Company has not sold, leased, transferred or assigned any property or assets of the Acquired Company;

(h)           neither the Acquired Company has not incurred, assumed or guaranteed any Indebtedness;

(i)            the Acquired Company has not created or assumed any Lien on any asset, except for Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Liens for Taxes not yet due and payable with respect to which the Acquired Company maintains adequate reserves;

(j)            the Acquired Company has not made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(k)           the Acquired Company has not entered into any Material Contract;

(i)            no Material Contract has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 3.15 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

(l)            the Acquired Company has not sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Acquired Company Intellectual Property;

(m)          there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of the Acquired Company are subject;

(n)           neither the Sellers nor the Acquired Company has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article III untrue or incorrect;

(o)           there has not been any material damage, destruction or loss with respect to the property and assets of the Acquired Company, whether or not covered by insurance;

(p)           neither the Sellers nor the Acquired Company has made any change in accounting practices;

(q)           neither the Sellers nor the Acquired Company has made any changes in the Acquired Company’s Tax policies, methods or elections, changed its method of Tax accounting or settled any claim for Taxes; or

(r)            neither the Sellers nor the Acquired Company has agreed, whether in writing or otherwise, to do any of the foregoing.

3.15         Contracts.

(a)           Schedule 3.15(a) contains a complete and accurate list of each Contract or series of related Contracts to which the Acquired Company is a party or is subject, or by which any of their respective assets are bound:

(i)            for the purchase by the Acquired Company of materials, supplies, goods, services, equipment or other assets in excess of $5,000 in any twelve (12) month period or which cannot be terminated by the Acquired Company without penalty on sixty (60) days or less notice;

(ii)           for the sale by the Acquired Company of materials, supplies, goods, services, equipment or other assets in excess of $5,000 in any twelve (12) month period;

(iii)          that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by the Acquired Company without liability to the Acquired Company;

(iv)          that is a partnership, joint venture or similar Contract;

(v)           that is a distribution, dealer, representative or sales agency Contract;

(vi)          that is a lease of personal property, in either case which provides for aggregate payments to or by the Acquired Company in excess of $50,000;

(vii)         which provides for the indemnification by the Acquired Company of any Person, the undertaking by the Acquired Company to be responsible for consequential damages, or the assumption by the Acquired Company of any Tax, environmental or other Liability;

(viii)        with any Governmental Entity;

(ix)           that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(x)            that restricts or purports to restrict the right of the Acquired Company to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xi)           that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xii)          that is otherwise material to the Acquired Company and not previously disclosed pursuant to this Section 3.15.

(b)           Each Contract required to be listed in the Schedules set forth above (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)           The Acquired Company is not, and to Sellers’ Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and the Acquired Company has not given nor received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d)           Sellers have delivered accurate and complete copies of each Material Contract to Buyer.

(e)           All Contracts other than Material Contracts to which the Acquired Company is a party or is subject, or by which any of their respective assets are bound (collectively, the “Minor Contracts”), are in all material respects valid and enforceable in accordance with their terms, subject to the Enforceability Exceptions. The Acquired Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Acquired Company, except in either case where such default individually or in the aggregate would not reasonably be expected have a Material Adverse Effect.

3.16         Litigation.

(a)           There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) (i) pending or, to Seller’s Knowledge, threatened against or affecting the Acquired Company, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may reasonably be expected to give rise or serve as a basis for any such Action. There is no Action against any current or, to Seller’s Knowledge, former director or employee of the Acquired Company with respect to which the Acquired Company has or is reasonably likely to have an indemnification obligation.

(b)           There is no unsatisfied judgment, penalty or award against or affecting the Acquired Company or any of their respective properties or assets. There is no Order to which the Acquired Company or any of their respective properties or assets are subject.

3.17         Employee Benefits.

(a)           Schedule 3.17(a) sets forth a list of each employee benefit plan maintained, contributed to or required to be contributed by the Acquired Company for current or former employees or other service providers of the Acquired Company, or with respect to which the Acquired Company could reasonably be expected to incur liability under Section 4069, 4201, or 4212(c) of ERISA (each an “Acquired Company Benefit Plan”).  With respect to each Acquired Company Benefit Plan, the Acquired Company has delivered or made available to Parent true, complete and correct copies of the following, if any: (i) the most recent summary plan description for each  Acquired Company Benefit Plan for which a summary plan description is required; (ii) such Acquired Company Benefit Plan, and each trust agreement relating to such Acquired Company Benefit Plan; (iii) the three most recent annual reports (Form 5500) for each Acquired Company Benefit Plan for which such report is required to be filed; (iv) the actuarial reports for the last three years for each Acquired Company Benefit Plan for which such a report is required under ERISA; and (v) the most recent determination letter (or opinion letter) issued by the Internal Revenue Service (“IRS”) with respect to each Acquired Company Benefit Plan intended to qualify under Section 401(a) of the Code.  Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Acquired Company Benefit Plan that have been adopted or approved by the Acquired Company that are not reflected in the applicable Acquired Company Benefit Plan and the Acquired Company has not undertaken to or committed to make any such amendments or to establish, adopt or approve any new Acquired Company Benefit Plan.

(b)           With respect to the Acquired Company Benefit Plans, there exists no event, conditions, or set of circumstances that has or will subject the Acquired Company to any liability under the terms of such Acquired Company Benefit Plans, ERISA, the Code, or any other Law that is reasonably likely to be material or adverse.

(c)           With respect to the Acquired Company Benefit Plans, the Acquired Company has complied, and is now in compliance, in all material respects with the applicable provisions of any Law and each Acquired Company Benefit Plan has been administered in all material respects in accordance with its terms, including the making of all required contributions and the reflection by the Acquired Company of all required accruals on their consolidated financial statements.

(d)           The IRS has issued a favorable determination letter (or opinion letter) with respect to each Acquired Company Benefit Plan intended to qualify under Section 401(a) of the Code and the related trust that has not been revoked, and to the Knowledge of the Acquired Company, no existing circumstances and no events have occurred that could adversely affect the qualified status of any such Acquired Company Benefit Plan or the related trust.

(e)           With respect to any Acquired Company Benefit Plan covered by Title I of ERISA, no non-exempt transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred which will cause the Acquired Company to incur a material liability under ERISA or the Code.  The Acquired Company does not sponsor or contribute to any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  Neither the Acquired Company, nor any entity that, together with the Acquired Company, would be treated as a single employer under Section 414 of the Code has (i) maintained, sponsored or been required to contribute to a plan subject to Title IV of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA.

(f)            The Acquired Company has no material liability or obligations, including under or on account of an Acquired Company Benefit Plan, arising out of the hiring of persons to provide services to the Acquired Company and treating such persons as consultants or independent contractors and not as employees of the Acquired Company.

(g)           The Acquired Company does not provide any health, life, or other welfare coverage to employees of the Acquired Company beyond termination of their employment with the Acquired Company by reason of retirement or otherwise, other than coverage as may be required under section 4980B of the Code and Part 6 of ERISA.

(h)           There are no pending or, to the Knowledge of the Acquired Company, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Acquired Company Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Acquired Company or any employee or administrator thereof in connection with the existence, operation or administration of an Acquired Company

Benefit Plan, other than routine claims for benefits.

(i)            Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (either alone or in conjunction with any other event (which event would not alone have an effect described in the following clauses (i) through (iii)) (i) cause or result in any payment, the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, consultant, officer, director or other service provider of the Acquired Company, (ii) cause or result in the funding of any Acquired Company Benefit Plan or (iii) cause or result in a limitation on the right of the Acquired Company to amend, merge, terminate or receive a reversion of assets from any Acquired Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable by the Acquired Company in connection with the transactions provided for herein (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)            Neither the Acquired Company, nor any person acting on behalf of the Acquired Company, has made or entered into any legally binding commitment with, any current or former directors, officers, employees, consultants or independent contractors of the Acquired Company to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Acquired Company Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Acquired Company Benefit Plan will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any Acquired Company Benefit Plan will be made available to such employees, or (v) any trusts or other funding mechanisms will be required to be funded.

(k)           No Acquired Company Benefit Plan triggers the imposition of penalty taxes under Section 409A of the Code.  Each Acquired Company Benefit Plan that is subject to the requirements of Section 409A of the Code has been maintained and operated in good faith compliance with such requirements based on applicable IRS guidance and regulations.

3.18         Insurance.

(a)           Schedule 3.18(a) sets forth (i) an accurate and complete list of each insurance policy and fidelity bond which covers the Acquired Company and any of its businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Acquired Company during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained).  There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)           All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued.  The Acquired Company nor has not received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the businesses of the Acquired Company as a condition to the continuation of coverage under, or renewal of, any such Policy. Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.19         Books and Records.  The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Acquired Company are correct and complete.  At the Closing, Sellers will deliver, or cause to be delivered, to Buyer or its designee all of the minute books of the Acquired Company.

3.20         Customers.  Schedule 3.20 sets forth with respect to the Acquired Company each customer that has contributed in excess of 2.5% percent of the Acquired Company’s revenues for the fiscal year ended December 31, 2006.  The relationships of the Acquired Company with each such customer are reasonably believed to be good commercial working relationships. No such customer has canceled or otherwise terminated or, to the Sellers’ Knowledge, threatened to cancel or otherwise terminate, its relationship with the Acquired Company. None of Sellers or the Acquired Company has received notice that any such customer is reasonably likely to cancel or otherwise materially and adversely modify its relationship with the Acquired Company either as a result of the Acquisition or otherwise.

3.21         Brokers or Finders.  Except as set forth on Schedule 3.21, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or the Acquired Company.

3.22         Bank Accounts.  Schedule 3.22 contains an accurate and complete list of all bank accounts, credit card accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Acquired Company, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

3.23         Prepaid Registry.  Schedule 3.23 identifies the amount of deposits that are held at each individual registry and the name of each registry.  The Acquired Company’s aggregate Prepaid Registry Balance is at least $200,000.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof as follows:

4.1           Organization and Good Standing.  Buyer is a corporation duly organized,

validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

4.2           Authority and Enforceability.  Buyer has the requisite power and authority to enter into this Agreement and to consummate the Acquisition.  The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3           No Conflicts; Authorizations.

(a)           The execution and delivery of this Agreement by Buyer do not, and the consummation of the Acquisition by Buyer will not, (i) violate the provisions of any of the Charter Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) to the knowledge of Buyer, violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) to the knowledge of Buyer, result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of Buyer to perform its obligations under this Agreement or consummate the Acquisition.

(b)           No Authorization or Order of, registration, declaration or filing with, or notices to any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the consummation of the Acquisition.

4.4           Purchase for Investment.  The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.  Buyer understands that the Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act.  Buyer is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.  Buyer acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or until an exemption from such registration is available.

4.5           Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

ARTICLE V

POST-CLOSING COVENANTS OF SELLERS

5.1           Confidentiality.

(a)           From and after the Closing, Sellers will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Company or the Buyer or the transactions contemplated hereby, except to the extent that Sellers can show that such information (a) is in the public domain through no fault of Seller or any of its Affiliates or (b) is lawfully acquired by Sellers or any of their Affiliates after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Sellers or any of their Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed, provided, however, that Sellers shall exercise their reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.2           Restrictive Covenants.

(a)           Each Seller covenants that, commencing on the Closing Date and ending on the date that is eighteen months following the Closing Date (the “Noncompetition Period”), it shall not, and it shall cause its Affiliates not to, engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit Seller’s or any such Affiliate’s name to be used in connection with, any business anywhere in the world which is engaged, either directly or indirectly, in the business of developing, marketing or selling any products or providing services which are competitive with products marketed, sold or under development by, or services provided by, the Acquired Company (the “Restricted Business”).  It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Sections 5.2(b) and (c)) are therefore not appropriate.  Notwithstanding the foregoing, this Section 5.2 shall not be applicable to: (i) Sellers’ ownership and operation of Group Financial, Network Merchants, TDC Limited, in each case solely in accordance with the current respective business activities of each entity as set forth on Schedule 5.2(a); and (ii) Sellers’ ownership and operating of its existing domain names.

(b)           Each Seller covenants that, during the Noncompetition Period, Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Acquired Company potential clients or customers of the Acquired Company for purposes of diverting their business or services from the Acquired Company.

(c)           Except as may be required in connection with the termination of any Acquired Company employee pursuant to Section 6.4 hereof, each Seller covenants that, during the Noncompetition Period, Seller shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any person who is or was employed as an employee, contractor or consultant by the Acquired Company during such period on a full- or part-time basis.

(d)           Each Seller acknowledges that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Acquisition.  Each Seller acknowledges that any violation of this Section 5.2 will result in irreparable injury to Buyer and agrees that Buyer is entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.2, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.  Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which any Seller or any Affiliate is in breach of its obligations under this Section 5.2.

(e)           In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in this Section 5.2 and each provision thereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VI

COVENANTS OF BUYER AND SELLER

6.1           Public Announcements.  Neither Buyer nor Sellers shall, and Sellers shall cause the Acquired Company not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement; provided, however, that Buyer or Sellers may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Acquisition.

6.2           Tax Matters.

(a)           Preparation of Tax Returns.

(i)            Sellers shall properly prepare and file or furnish to the appropriate Governmental Entity (or cause to be prepared and filed or so furnished) and shall pay in a timely manner all Tax Returns of the Acquired Company for all Pre-Closing Tax Periods.  Buyer shall have the right, at its expense, to review and comment on any such Tax Returns.

(ii)           Buyer shall properly prepare and file or furnish to the appropriate Governmental Entity (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns of the Acquired Company both (A) for all Tax periods which begin before the Closing Date and end after the Closing Date and (B) for all Tax periods which begin after the Closing Date and end after the Closing Date.  Sellers shall pay to Buyer, within five (5) days of demand by Buyer, with respect to such Tax Returns an amount equal to the portion of such Taxes which relates to the Pre-Closing Tax Period, but only to the extent that such Taxes are not included in the adjustment set forth in Section 2.5.

(iii)          Sellers, Buyer and the Acquired Company shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, accountants and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable years or periods relating to Taxes.

(b)           Amending Tax Returns.  Sellers shall not amend any Tax Returns of the Acquired Company without the prior written approval of the Buyer, which such approval shall not be unreasonably withheld.  Buyer shall not take any position on any Tax Return that is inconsistent with the position taken by Sellers on any Tax Return without the prior written approval of the Sellers or as otherwise adjudicated pursuant to the terms of this Agreement.

(c)           Payment of Transfer Taxes and Fees.  Sellers shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Buyer, Buyer’s Affiliates including, following the Closing, the Acquired Company with respect to such Transfer Taxes.  Sellers shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(d)           Acquired Company to Appear on Consolidated Return of Buyer.  Buyer hereby agrees that the Acquired Company will be included in a consolidated return with Buyer for its first tax year ending after the Closing Date, and for each subsequent year the group must file a consolidated return under the applicable regulations.

6.3           Fees and Expenses.  Except as set forth in this Section 6.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby are consummated; provided, however, that the Sellers shall pay all out-of-pocket fees and expenses incurred by the Acquired Company in connection with the preparation and execution of this Agreement, including the fees and expenses of any broker or finder set forth on Schedule 3.21 and including all fees and expenses of any other professional advisors to the Acquired Company (whether legal, accounting or otherwise) unless such items have been taken into consideration in the determination of Free Cash.

6.4           Employee Matters.

(a)           Acquired Company Employees.  Prior to the Closing Date, Sellers will cause the Acquired Company to terminate all of its employees.  Sellers will cause Network Merchants to make offers of employment to at least each employee listed on Schedule 6.4 (each, an “Acquired Company Employee”) on terms and conditions reasonably acceptable to Network Merchants and will transfer to Network Merchants all Acquired Company Benefit Plans. Sellers shall remain solely responsible for any and all Liabilities arising under, in connection with or in respect of the Acquired Company Benefit Plans, and all rights and entitlements under such plans and neither Buyer nor any of its Subsidiaries (including, after the Closing Date, the Acquired Company) shall have any responsibility or obligation in respect of any such plan.  No assets held in trust for any Acquired Company Benefit Plan will be transferred to Buyer or to any employee benefit plan adopted or maintained by Buyer or any of its Subsidiaries.  July health insurance expense, which the Acquired Company has prepaid, relating to Acquired Company Employees who are subsequently hired by Network Merchants shall be a proratable item, but only to the extent that such amounts are not accrued on the Closing Date Balance Sheet.

(b)           Tax Documentation.  Sellers shall have caused the Acquired Company to provide to each employee of the Acquired Company that has been terminated in connection with the transactions contemplated hereby the appropriate W-2 forms and related tax documentation relating to all amounts received by any employee of the Acquired Company both prior and subsequent to the Closing Date.

(c)           Severance. Sellers shall be liable for any severance, separation, change of control, deferred compensation, bonus or similar benefits that are payable to any Acquired Company Employee as a result of the Acquisition.  Seller shall indemnify Buyer for any claim by Terminated Employees that they are entitled to any such benefits as a result of the Acquisition.

6.5           [Intentionally Omitted].

6.6           Post-Closing Audit and Financials.  Sellers shall engage Kutchins Robbins & Diamond, Ltd., or such other independent auditor acceptable to Buyer (the “Auditor”) to prepare audited financial statements for the Acquired Company for the fiscal years ended December 31, 2005 and December 31, 2006 meeting the requirements of the SEC’s Regulation S-X (the “Audited Financial Statements”) and unaudited financial statements for the Acquired Company for the three and six months ended June 30, 2006 and 2007, meeting the requirements of the SEC’s Regulation S-X (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “S-X Financial Statements”) in sufficient time for Buyer to make any required filing of the S-X Financial Statements with the SEC.  Without limiting the foregoing, Sellers shall use their best efforts to cooperate with Buyer and the Auditor in connection with the preparation of the S-X Financial Statements and the Auditor shall be asked to deliver the Unaudited Financial Statements and to perform the audit of the Audited Financial Statements and deliver its report thereon addressed to Buyer within forty-five (45) days after the Closing.  The Sellers shall be responsible for all fees, costs and expenses of the Auditor in connection with the preparation of the S-X Financial Statements up to $25,000 and Buyer shall be responsible for all fees, costs and expenses in excess of this amount.  Sellers shall provide all documentation, answer all questions of the Auditors and respond to all other requests for information by the Auditor as promptly as possible to assist the Auditor in the timely preparation of the S-X Financial Statements.  Notwithstanding anything to the contrary set forth herein, if Sellers have used their best efforts to cooperate with Buyer and Auditor in connection with the preparation of the S-X Financial Statements and have otherwise fulfilled their obligations under this Section 6.6, Sellers shall not be responsible for the Auditor’s failure to timely deliver the S-X Financial Statements to Buyer hereunder.

6.7           Eligible Domains.

(a)           Buyer and each Seller acknowledge and agree that the original registrant of an otherwise Eligible Domain may renew such Eligible Domain during the period between the Closing Date and the end of the Measurement Period, which will preclude the Eligible Domain from becoming part of the Domain Name Portfolio. Buyer agrees that it will, and will cause the Acquired Company to, do nothing outside of its ordinary course of business to influence a registrant of an Eligible Domain to renew its Eligible Domain during the Measurement Period, and will not treat the Acquired Company differently than it treats its other businesses.  Each Seller agrees and understands that Buyer is in the business of selling a suite of Internet services and encourages renewal of all services it offers and, therefore, Buyer will not breach this covenant by encouraging a registrant of an Eligible Domain to purchase Buyer’s suite of Internet services, which may indirectly encourage the renewal of the Eligible Domains (and thus not make it an Eligible Domain since it had not expired). Buyer will not sell, assign or otherwise transfer any of the Eligible Domains to any Person who is not an Affiliate of Buyer without the prior written consent of the Sellers’ Representative.

(b)           From the Closing Date through the end of the Measurement Period, Buyer shall use, and shall cause the Acquired Company to use, its and their reasonable commercial efforts to maximize the Actual Net Revenue Amount consistent with the Buyer’s normal business practices.  Not in limitation of the foregoing, Buyer shall not defer payments or give credits or other allowances to its customers outside its usual and ordinary course of business for purposes of reducing the Actual Net Revenue Amount.

(c)           The parties understand and agree that if Buyer or the Acquired Company fails to acquire an Eligible Domain that meets or exceeds the Per Day Testing Period Net Revenue during the Testing Period and such Eligible Domain is either deleted or disposed of through Snap Names (or a substantially similar service), the ability to achieve the Target Net Revenue Amount shall be unreasonably impaired.  During the Testing Period, the Buyer will test each Eligible Domain for its revenue generating capabilities with its then current Search Partner using a methodology substantially similar to the one used by Buyer for testing expiring Domain Names from its own registrar accreditation. At the end of the Testing Period, the Testing Period Net Revenue owing to the Buyer (or the Acquired Company or its designee) from the Search Partner will be divided by the number of days of testing in order to generate the Testing Period Net Revenue per day. If the Testing Period Net Revenue per day exceeds the Target Per Day Testing Period Net Revenue, the Eligible Domain will be a “Retained Domain”.

(d)           The Search Partner will be the same as used by Buyer, and the revenue percentage pay out shall be the same as that paid to the Buyer, in connection with generating revenue from its own portfolio.

6.8           Eligible Domain Reporting Requirements.

(a)           Buyer will tabulate the results of the Testing Period Net Revenue for each Eligible Domain at the end of the Testing Period for such Eligible Domain and as soon as reasonably practicable after the end of such Testing Period, Buyer shall email such results to the Sellers’ Representative at jmckenzie@iyd.com (each, a “Testing Period Revenue Report”).  The Testing Period Revenue Report shall contain the following: (i) each Eligible Domain Name, (ii) revenue date, (iii) revenue reported by the supplier of search results, (iv) landings and results and (v) all other metrics provided by the supplier of search results, if any.

(b)           Buyer will tabulate the results of the Actual Net Revenue Amount for each Retained Domain on a monthly basis and, as soon as reasonably practicable after the end of each month commencing with the first calendar month ending after the Closing Date and ending with the twelfth calendar month ending after the Closing Date, Buyer shall email such results to the Sellers’ Representative at jmckenzie@iyd.com (each, a “Monthly Actual Revenue Report”).

(c)           Buyer will tabulate the results of the Actual Net Revenue Amount at the end of the Measurement Period and as soon reasonably practicable after the end of the Measurement Period, Buyer will furnish Sellers with a detailed compilation of the Actual Net Revenue Amount in the aggregate and broken down by Retained Domains (the “Measurement Period Revenue Report”).  Sellers shall be entitled to appoint an independent auditor acceptable to Buyer to audit any Measurement Period Revenue Report (a “Net Revenue Auditor”).  If the Sellers appoint a Net Revenue Auditor and such Net Revenue Auditor determines that Actual Net Revenue Amount as reported in the Measurement Period Revenue Report is (i) within 10% of the Net Revenue Auditor’s determination of such Actual Net Revenue Amount, Sellers shall be responsible for all fees, costs and expenses of the Net Revenue Auditor in connection with such audit or (ii) not within 10% of the Net Revenue Auditor’s determination of such Actual Net Revenue Amount, Buyer shall be responsible for all fees, costs and expenses of the Net Revenue Auditor in connection with such audit.

(d)           The Monthly Actual Revenue Report and the Measurement Period Revenue Report shall also contain the following: (i) each Retained Domain Name, (ii) revenue date, (iii) revenue reported by the supplier of search results, (iv) landings and results and (v) all other metrics provided by the supplier of search results, if any.

6.9           Further Assurances.  Subject to the terms of this Agreement, each of Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Acquisition.

ARTICLE VII

CONDITIONS TO CLOSING

7.1           Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Acquisition is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a)           Sellers shall have caused Acquired Company to terminate or otherwise transfer all Acquired Company Employees in accordance with Section 6.4 above.

(b)           Network Merchants shall have duly executed and delivered to Buyer the Consulting Agreement (the “Consulting Agreement”) in the form attached hereto as Exhibit B.

(c)           The Prepaid Registry Balance shall be at least $200,000.

(d)           Buyer shall have received a written opinion from Gould & Ratner LLP, counsel to Sellers, addressed to Buyer, dated as of the Closing Date, in the form attached hereto as Exhibit C.

(e)           Sellers shall have obtained the Consent of each Person whose Consent is required under the Material Contracts set forth in Schedule 7.1(e) and shall have provided evidence of each such Consent in form and substance reasonably satisfactory to Buyer.

(f)            Sellers shall have delivered to Buyer evidence of termination of each the Real Estate Lease.

(g)           Sellers shall have delivered to Buyer evidence of (i) the release of all Liens with respect to the property and assets of the Acquired Company and (ii) the repayment of all outstanding Indebtedness (except for any liabilities that have been taken into consideration in the determination of Free Cash) of the Acquired Company.

(h)           Sellers shall have delivered to Buyer a certificate of the Secretary of the Acquired Company dated the Closing Date and certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the Board of Directors and the stockholders of the Acquired Company approving this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Acquisition; (ii) true and complete copies of the Charter Documents of the Acquired Company, and (iii) a certificates of good standing of the Company, certified by the appropriate authorities in the State of Illinois and in each jurisdiction in which the Acquired Company is qualified as a foreign corporation.

(i)            Each Seller shall have delivered to Buyer a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations.

(j)            Sellers shall cause to be delivered to Buyer duly signed resignations, effective as of the Closing, of all members of the boards of directors and all officers of the Acquired Company.

(k)           Sellers shall have delivered to Buyer all instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, credit card accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Acquired Company described on Schedule 3.22, and all keys and combinations to all safe deposit boxes, lock boxes and safes of Acquired Company and other depositories described on Schedule 3.22.

7.2           Conditions to Obligation of Sellers.  The obligation of Sellers to consummate the Acquisition is subject to the satisfaction (or waiver by Sellers in their sole discretion) of the following further conditions:

(a)           Buyer shall have delivered to Sellers a certificate of the Secretary of the Buyer dated the Closing Date and certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Acquisition.

(b)           Sellers shall have been released from all guarantees under the Verisign LC.

ARTICLE VIII

INDEMNIFICATION

8.1           Survival.

(a)           Except as set forth in Section 8.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of eighteen (18) months.

(b)           The representations and warranties of Sellers contained in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.4 (Authority and Enforceability), 3.21 (Brokers or Finders), and the representation and warranties of Buyer contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and 4.6 (Brokers or Finders) shall survive the Closing indefinitely (such representations and warranties are referred to herein as “Fundamental Representations and Warranties”).  The representations and warranties of Sellers contained in Sections 3.8 (Taxes) and 3.17 (Employee Benefits) (such representations and warranties are referred to herein as “Secondary Representations and Warranties”) shall survive the Closing until 15 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).  The representations and warranties of Sellers contained in Section 3.13 (Intellectual Property) (such representations and warranties are referred to herein as “IP Representations and Warranties”) shall survive for a period of three (3) years following the Closing.

(c)           The covenants and agreements which by their terms do not contemplate performance after the Closing Date shall survive the Closing for a period of one year.  The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until fifteen (15) days following the expiration of any applicable statute of limitations.

(d)           The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 8.2 or 8.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Damages (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

8.2           Indemnification by Sellers.

(a)           Seller shall jointly and severally indemnify and defend Buyer and its Affiliates (including, following the Closing, the Acquired Company) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all Damages resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(i)            the failure of any representation, warranty or other statement by any Seller contained in this Agreement, the Schedules, or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the date of this Agreement (it being understood that all materiality qualifications contained in such representations, warranties or other statements including the term “Material Adverse Effect” shall be taken into account under this Section 8.2 solely for purposes of determining whether such representations, warranties or other statements have been breached or otherwise have failed to be true and correct in all respects; provided, however, that once it has been determined that any representation, warranty or statement has been breached or otherwise has failed to be true and correct in all respects as of the date of this Agreement, all such qualifications shall be ignored and not given effect for purposes of determining the amount of any Damages resulting from any such failure and for the purpose of determining whether the Indemnification Threshold has been exceeded).

(ii)           any breach of any covenant or agreement of any Seller contained in this Agreement, the Schedules, or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement;

(iii)          to the extent not already taken into account in the calculation of the Closing Free Cash Amount, any fees, expenses or other payments incurred or owed by Seller, the Acquired Company to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement;

(iv)          to the extent not already taken into account in the calculation of Closing Free Cash Amount, (i) any Tax imposed on or relating to the Acquired Company to the extent attributable to the Pre-Closing Tax Periods, (ii) any Tax of any Seller or a Person other than the Acquired Company for which the Acquired Company is liable as a transferee or successor, by contract, operation of applicable Law, or otherwise, (iii) any Tax imposed or relating to the Acquired Company as a result of the Acquired Company being a member of an affiliated, combined, consolidated, unitary or similar group pursuant to Section 1.1502-6 of the Treasury Regulations (or any other similar provision of state, local or foreign Law), and (iv) any Tax attributable to a breach of any representation or warranty of any Seller set forth in Section 3.8 or breach of any covenant of any Seller set forth in Section 6.2;

(v)           any Acquired Company Benefit Plan;

(vi)          any Liability relating to the transfer or termination of Acquired Company Employees under Section 6.4(a) hereof or any Liability arising out of or in connection therewith; and

(vii)         any liability of the Acquired Company as of the Closing Date which should have been properly classified as a long-term liability under GAAP (except for purposes of this clause (vii), all deferred revenue and unearned revenue shall not be considered a long-term liability under GAAP) on the Closing Date Balance Sheet and was not otherwise used in calculating the amount of Free Cash.

(b)           The Indemnitors shall not be liable for any Damages pursuant to Section 8.2(a)(i) unless and until the aggregate amount of all Damages incurred by the Indemnitees exceeds $75,000 (the “Indemnification Threshold”), in which event the Indemnitors shall be liable only for Damages that exceed the Indemnification Threshold.

(c)           The maximum liability of Sellers for the amount of Damages under Section 9.2(a)(i) shall not exceed $1,050,000.  Notwithstanding anything contained herein to the contrary, in no event shall the limitations set forth in Section 9.2(b) or in this Section 9.2(c) limit Sellers’ indemnification obligations with respect to Fundamental Representations and Warranties, Secondary Representations and Warranties or IP Representations and Warranties or for claims for fraud, fraudulent misrepresentation, willful misrepresentation or willful breach; provided, however, that the maximum liability of the Sellers for the amount of Damages for the failure of the Fundamental Representations and Warranties, Secondary Representations and Warranties or IP Representations and Warranties to be true and correct in all respects shall not exceed the Aggregate Purchase Price.

8.3           Indemnification by Buyer.

(a)           Buyer shall indemnify and defend each Seller and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Damages resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:

(i)            the failure of any representation, warranty or other statement by Buyer contained in this Agreement, the Schedules, or any certificate or other document furnished or to be furnished to the Sellers in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the date of this Agreement (it being understood that all materiality qualifications contained in such representations, warranties or other statements including the term “Material Adverse Effect” shall be taken into account under this Section 8.3 solely for purposes of determining whether such representations, warranties or other statements have been breached or otherwise have failed to be true and correct in all respects; provided, however, that once it has been determined that any representation, warranty or statement has been breached or otherwise has failed to be true and correct in all respects as of the date of this Agreement, all such qualifications shall be ignored and not given effect for purposes of determining the amount of any Damages resulting from any such failure and for the purpose of determining whether the Indemnification Threshold has been exceeded);

(ii)           any breach of any covenant or agreement of Buyer contained in this Agreement or any other document furnished or to be furnished to Seller in connection with the transactions contemplated by this Agreement.

(iii)          any fees, expenses or other payments incurred or owed by Buyer or any Affiliate (except the Acquired Company) to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement; and

(iv)          to the extent not already taken into account in the calculation of Closing Free Cash Amount, any Tax imposed on or relating to the Acquired Company to the extent attributable to any Post-Closing Tax Periods.

8.4           Indemnification Procedures for Third Party Claims.

(a)           In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article VIII (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing (“Notice of Claim”) of such Third Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Damages (which estimate shall not be conclusive of the final amount of such Damages) and a description of the basis for such Third Party Claim.

(b)           Subject to the further provisions of this Section 8.4, the Indemnitor will have 10 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Damages resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld or delayed.

(c)           The Indemnitor will not be entitled to assume the Third Party

Defense if:

(i)            the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;

(ii)           the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii)          the Indemnitee’s legal counsel advises the Indemnitee in writing that a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;

(iv)          the Third Party Claim involves a material customer or of the Acquired Company;

(v)           the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects; or

(vi)          the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement.

(d)           If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee through no fault of Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.

(e)           If the Indemnitor assumes a Third Party Defense, it will take all steps reasonably necessary in its good faith judgment in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Damages caused by or arising out of such Third Party Claim.  The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided, however, that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, and in the event that the Indemnitee has taken over the Third Party Defense in accordance with the terms hereof, the Indemnitee will not consent to the entry of a judgment or enter into any settlement with respect to a Third Party Claim, in each case without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed).   Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided, however, that in such event the Indemnitee shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed).  If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to remove the Indemnitor from conducting the Third Party Defense and conduct the Third Party Defense provided that Indemnitee thereupon conducts the Third Party Defense in good faith and keeps Indemnitor reasonably apprised of all material developments and the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnitee has first provided reasonable notice to Indemnitor specifying with reasonable particularity the grounds for removal and providing the Indemnitor with fourteen (14) days to cure (the “Removal Notice”), unless such shorter period is needed to avoid significant prejudice to the Third Party Defense, and Indemnitor has not cured such grounds for removal to the reasonable satisfaction of Indemnitee within such fourteen (14) day period.  Indemnitor is only required to provide the Removal Notice once under this Section 8.4(e).

(f)            In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 8.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 8.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor.  In each case, the Indemnitee shall conduct the Third Party Defense diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense.  The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 9.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article VIII with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(g)           Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the

Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided, however, that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

8.5           Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim, the Indemnitee shall send a Notice of Claim to the Indemnitor.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Damages (which estimate shall not be conclusive of the final amount of such Damages) and a description of the basis for such claim.  The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity.  If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed Damages subject to indemnification hereunder.

8.6           Contingent Claims.  Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided, however, that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

8.7           Escrow Fund. At the Closing, the initial $1,050,000 of Escrow Funds shall be delivered to the Escrow Agent to be held and administered by the Escrow Agent in accordance with the terms of the Escrow Agreement. In addition to any other remedies Buyer may have for Damages described in Section 8.2 hereof, Buyer may make a claim against the Escrow Fund for the amount of such Damages by sending a Notice of Claim described in Section 8.4 or 8.5 to the Escrow Agent. Buyer’s recourse to the Escrow Fund shall be without prejudice to any and all other remedies Buyer may have pursuant to this Article VIII or otherwise. Buyer’s remedies for Damages shall not be limited to the assets comprising the Escrow Fund if there are not sufficient funds in escrow available (either because such funds have been released from escrow or because they are subject to other indemnification claims or purchase price adjustment disputes) to satisfy Buyer’s Damages.

8.8           Effect of Investigation; Waiver.

(a)           An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement.  Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant.  Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b)           Sellers acknowledge and agree that, upon and following the Closing, the Acquired Company shall not have any Liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make Seller whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. Seller shall have no right of contribution against the Acquired Company with respect to any such indemnification or other claim.

8.9           Other Rights and Remedies Not Affected.  The indemnification rights of the parties under this Article VIII are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise, for (a) fraud, willful misrepresentation, willful breach of warranty or willful failure to fulfill any agreement or covenant, or (b) specific performance or injunctive relief, any or all of which rights and remedies may be asserted at any time, except that Buyer shall not be entitled to the remedy of rescission.

8.10         Sellers’ Representative.

(a)           Each Seller hereby irrevocably appoints James McKenzie as its sole, exclusive, true and lawful agent, representative and attorney-in-fact (“Sellers’ Representative”) to act for and on behalf of the Sellers, including, without limitation, to give and receive notices and communications, to act on behalf of the Sellers with respect to any matters arising under this Agreement, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing.  Sellers’ Representative shall for all purposes be deemed the sole authorized agent of the Sellers until such time as the agency is terminated.  Such agency may be changed by the Sellers from time to time upon not less than thirty (30) days prior written notice to Buyer; provided, however, that Sellers’ Representative may not be removed unless holders of a majority of the Shares as of the date hereof agree to such removal and to the identity of the substituted Sellers’ Representative.  Any vacancy in the position of Sellers’ Representative may be filled by approval of the holders of a majority of the Shares as of the date hereof.  No bond shall be required of Sellers’ Representative, and Sellers’ Representative shall not receive compensation for his services.  Notices or communications to or from Sellers’ Representative shall constitute notice to or from each of the Sellers during the term of the agency.

(b)           Sellers’ Representative shall not incur any liability with respect to any action taken or suffered by it or omitted hereunder as Sellers’ Representative while acting as Sellers’ Representative.  Sellers’ Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered by Sellers’ Representative shall not be liable to anyone.  Sellers’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no other covenants or obligations shall be implied under this Agreement against Sellers’ Representative; provided, however, that the foregoing shall not act as a limitation on the powers of Sellers’ Representative determined by it to be reasonably necessary to carry out the purposes of its obligations.

(c)           Sellers’ Representative shall have reasonable access to information about the Acquired Company and Buyer and the reasonable assistance of the Acquired Company’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided, however, that Sellers’ Representative shall treat confidentially and not disclose any nonpublic information from or about the Acquired Company or Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d)           A decision, act, consent or instruction of Sellers’ Representative shall constitute a decision, act, consent or instruction of all the Sellers and shall be final, binding and conclusive upon each such Seller.  Buyer may rely upon any such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of every such Sellers’ Representative.

(e)           Sellers do hereby jointly and severally agree to indemnify and hold the Sellers’ Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation fees and expenses of legal counsel) reasonably incurred or suffered as a result of the performance of Sellers’ Representative’s duties under this Agreement except for actions constituting gross negligence or willful misconduct.

8.11         Tax Treatment.  Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made under this Article VIII as an adjustment to the Closing Payment for tax and accounting purposes.

ARTICLE IX

MISCELLANEOUS

9.1           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier (fare prepaid) as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, or electronic mail, if sent during normal business hours of the recipient, if not, then on the next business day, provided that in both cases there is a hard copy transmission delivered by regular mail, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Tucows (Delaware) Inc.
c/o Tucows Inc.
96 Mowat Avenue
Toronto, Ontario M6K 3M1
Attn:  President
Facsimile: (416) 531-1257

With a required copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Barbara J. Shander, Esq.
Facsimile: 215.963.5001

If to Seller, to:

c/o James McKenzie Esq.
1005 West Wise Road
Suite 2
Schaumburg, IL 60193-3720
Facsimile: 847-895-4123

With a required copy to:

Gould & Ratner
222 N. LaSalle Street
Suite 800
Chicago, IL 60601
Attn: Fredric D. Tannenbaum, Esq.
Facsimile: 312-236-3241

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.2           Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

9.3           Expenses.  Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated.

9.4           Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that, without such consent, Buyer may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9.5           Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

9.6           Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of any state or federal court located in the City of New York, New York, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party to this Agreement: expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the City of New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding; agrees that each state and federal court located in the City of New York, New York shall be deemed to be a convenient forum; and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in NewYork, New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.7           Counterparts.  This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

9.8           Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article VIII hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

9.9           Entire Agreement.  This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

9.10         Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.11         Severability.  Subject to Section 5.2(d), any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12         Specific Performance.  Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

9.13         Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)           The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)            Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

TUCOWS (DELAWARE) INC.

By:	/s/ Elliot Noss
Name:	Elliot Noss
Title:	President

SELLERS

/s/ JAMES MCKENZIE
Name: James McKenzie

/s/ THEODORE CUCCI
Name: Theodore Cucci

/s/ STEVEN FORTE
Name: Steven Forte

/s/ Jennifer Larsen
Name: Jennifer Larsen

[Signature Page to Stock Purchase Agreement]